Exhibit 99.1

RetailMeNot, Inc. Appoints Eric Korman to Board of Directors

Austin, TX, September 9, 2014—RetailMeNot, Inc. (NASDAQ: SALE), the operator of the world’s largest marketplace for digital offers, today announced the appointment of Eric Korman to its board of directors.

Eric recently served as President of Ralph Lauren’s Digital & Global e-Commerce division, where he was responsible for the company’s digital businesses, marketing and operations, across all markets. In addition to leading the Digital division, Eric established and managed Ralph Lauren’s Customer Intelligence and Experience Management group, a global enterprise function supporting all global business channels.

“I am excited to welcome Eric to our board of directors and welcome his guidance as we develop deeper relationships with retailers who increasingly view RetailMeNot as a highly effective marketing channel,” said Cotter Cunningham, CEO & Founder, RetailMeNot, Inc. “Eric has in-depth knowledge of the retail industry and the importance of harnessing technology to utilize customer information to drive profitable sales. His involvement in our business will be a major asset as we continue to grow and support the retailers and brands we serve.”

“It is a thrilling time to join Cotter and the other board members of RetailMeNot,” said Eric Korman, board member, RetailMeNot, Inc. “Participating in the company’s evolution from an important source of traffic for e-commerce businesses, to a differentiated marketing service for all retailers, is a great opportunity. I look forward to advising the company as it partners with more brands and retailers to find new customers and augment relationships with existing ones.”

About Eric Korman

Prior to his role at Ralph Lauren, Eric served as the President of Ticketmaster Entertainment, Inc. At Ticketmaster, he led diverse business groups across multiple countries. In addition, Eric drove negotiations for Ticketmaster’s merger with Live Nation, creating the world’s largest vertically integrated live entertainment company.

Prior to Ticketmaster, Eric held numerous corporate development roles, where he led strategy, business development and M&A initiatives, at IAC/InterActiveCorp, epartners Venture Capital and The Coca-Cola Company.

Eric holds an MBA from Northwestern University’s Kellogg Graduate School of Management in Evanston, IL, and a bachelor’s degree in Economic and Political Science from Emory University in Atlanta, GA.

About RetailMeNot, Inc.

RetailMeNot, Inc. (www.retailmenot.com/corp/) operates the world’s largest marketplace for digital offers. The company enables consumers across the globe to find hundreds of thousands of digital offers from their favorite retailers and brands. During the 12 months ended June 30, 2014, RetailMeNot, Inc. experienced more than 625 million visits to its websites. In 2013, RetailMeNot estimates $3.5 billion in its paid retailer sales were attributable to consumer traffic from digital offers in its marketplace. Its mobile apps have been downloaded over 18.5 million times. The RetailMeNot, Inc. portfolio includes www.RetailMeNot.com, the largest digital offer marketplace in the United States; www.RetailMeNot.ca in Canada; www.VoucherCodes.co.uk, the largest digital offer marketplace in the United Kingdom; www.Deals.com in Germany; www.Actiepagina.nl, a leading digital offer site in the Netherlands; Bons-de-Reduction.com and www.Ma-Reduc.com, leading digital offer sites in France; www.Poulpeo.com, a leading digital offer site with cash back in France; and www.Deals2Buy.com, a leading digital offer site in North America. RetailMeNot, Inc. is listed on the NASDAQ stock exchange under the ticker symbol “SALE.” Investors interested in learning more about the company can visit: http://investor.retailmenot.com/.

Be sure to “like” RetailMeNot, Inc. on Facebook and follow the company via Twitter @retailmenotinc.

Media Contact:

Brian Hoyt

RetailMeNot, Inc.

+1 512 777 2957

bhoyt@rmn.com